                           KNOW-HOW LICENSE AGREEMENT
                           --------------------------


     This agreement ("Agreement"), having an Effective Date of _______________, 2001, is by and between Hydromer, Inc., a New Jersey corporation, having a place of business at 35 Industrial Parkway, Branchburg, New Jersey 08876 ("Licensor"), and Tyco Healthcare Group LP, a Delaware limited partnership, having a place of business at 15 Hampshire Street, Mansfield, Massachusetts 02048 ("Licensee"). Licensor and Licensee may at times be referred to individually as a Party or collectively as the Parties.

     WHEREAS, Licensor has developed and owns certain information, know-how, trade secrets, inventions and data relating to coatings for medical products, including urology products ("Know-How," as defined below);

     WHEREAS, Licensee manufactures, markets and sells certain medical products, including urology products;

     WHEREAS, Licensor and Licensee are parties to a Coating Services Agreement dated as of ________________ ___, 2001, pursuant to which Licensor will perform certain services using its proprietary Know-How in connection with the application of Licensor's Coating (as defined below) to certain of Licensee's urology products;

     WHEREAS, Licensee desires to acquire a license to use the Know-How in connection with certain of its urology products, and Licensor is willing to grant a license under suitable conditions as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.   DEFINITIONS

     (a) "Affiliate" shall mean any individual, corporation, liability company, partnership, association, trust or any other entity or organization directly or indirectly controlling, controlled by, or under common control with, Licensee. For purposes of this definition, one entity shall be deemed to control another entity only if the first entity owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting equity of another company.

     (b) "Coating" shall mean the coating composition defined as the "Primer" used to

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


allow a hydrophilic coating to be attached to silicone polymer surfaces (for example: silicone Foley catheters used for urinary drainage; silicone balloons, silicone components used for urinary drainage in connection with a Foley catheter). The Primer formulation is specifically defined
_________________________

     (c) "Effective Date" shall mean the date first written above.

     (d) "Know-How" shall mean all confidential or proprietary information, inventions, know-how, trade secrets, and data relating to the Coating relative to the Licensed Products, including, but not limited to, materials, ingredients, formulations, processes, methods, manufacturing technology, and performance characteristics, which Licensor has heretofore developed or acquired, or may hereafter develop or acquire, and possess at any time during the Term (as defined below) of this Agreement. The Parties agree that certain of the Know-How, sufficient in detail to provide for the manufacture and application of a coating comparable in quality and performance to the Coating licensed hereunder, shall be deposited in Escrow pursuant to Article 14.

     (e) "Net Sales" shall mean gross sales of the Licensed Products (as defined below) less ordinary trade quantity discounts, cash discounts, promotional allowances and returns actually taken.

     (f) "Licensed Products" shall mean _______________________BUT EXCLUDING ANY __________________ AS SET FORTH IN EXHIBIT A ATTACHED HERETO.

     (g)"Term" shall have the meaning set forth in Section 3.(g)

     (h) "Territory" shall mean the world.

     (i) "Validation" shall mean the pre-determined criteria and test methods by which to establish repeatable coating manufacturing processes at Licensor's facility. Validation will be documented in the form of a protocol. The Validation protocol will be developed and approved by Licensor and reviewed for comment by Licensee. Licensor will take responsibility for executing the Validation. Validation involves and is specific to the Primer and topcoat coating processes. Validation will not involve the Tyco-supplied ______________, the independent ___________material or the independent packaging components.

     (j) "Manual Dipping Process" shall mean ______________


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     2. LICENSE GRANT

     (a) Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, a royalty-bearing, exclusive right and license to use the Know-How in connection with the manufacture, use, distribution, and sale of Licensed Products during the Term in the Territory.

     (b) The exclusive license granted to Licensee shall include the right to grant sublicenses to any other licensee that may be authorized by Licensee, provided such licensees agree to be bound by all the terms of this Agreement. Licensee shall guarantee the performance of all sub-licensees.

     (c) The exclusive license granted to Licensee shall become fully paid-up with no further payments of any kind due Licensor in the event that the Know-How enters the public domain through no fault of Licensee. Any and all payment obligations shall terminate on the date of entry of the Know-How into the public domain, and any payments paid to Licensor by Licensee after the date of entry shall be refunded to Licensee.

3.   TERM

     The Term of this Agreement shall commence on the Effective Date and shall terminate on June 4, 2006 unless earlier terminated pursuant to the provisions of Section 10 of this Agreement. This Agreement shall then self-renew for successive one year periods beginning June 5, 2006, unless either Party notifies the other in writing to the contrary on or before the preceding March 4.

4.   ROYALTIES,  PAYMENTS

     (a) In consideration of the rights hereby granted to Licensee in this Agreement, Licensee agrees to pay Licensor a license fee of fifty thousand dollars ($50,000.00) payable upon execution of this Agreement. A second license fee of seventy-five thousand dollars ($75,000.00) will be made to Licensor if Validation of the Manual Dipping Process is completed no later than 20 weeks after appropriate payment by Licensee to Licensor of funds (as set forth in (b) below) to develop the Validation and acquire the equipment necessary to assemble the Manual Dipping Process as more fully set forth in the definitions above. If Validation is not completed in this time period then the second license fee of seventy-five thousand dollars ($75,000.00) shall be reduced to fifty thousand dollars ($50,000.00) and shall be payable to Licensor upon completion of the Validation.

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     (b) Licensee shall pay to Licensor a one time fee of twenty thousand dollars ($20,000.00) prior to Licensor starting the Validation, and Licensee shall pay to Licensor a one time fee of one hundred thousand dollars ($100,000.00) prior to Licensor starting the design and installation of the Manual Dipping Process. The unit processing costs of $___ per unit of coated catheter for validation and qualification will be paid by Licensor.

     (c) For each bi-annual period of Year 1 (as defined below) of this Agreement, Licensee shall pay to Licensor earned royalties in an amount that is the greater of $20,000 ("Year 1 Bi-Annual Minimum") or two percent (2%) of the Net Sales of Licensed Products sold by Licensee or its sublicensees ("Net Sales Royalty").

     (d) For each bi-annual period of Year 2 of this Agreement, Licensee shall pay to Licensor earned royalties in an amount that is the greater of $30,000 ("Year 2 Bi-Annual Minimum") or two percent (2%) of the Net Sales of Licensed Products sold by Licensee or its sublicensees (Net Sales Royalty").

     (e) For each bi-annual period of Year 3 and of succeeding years of this Agreement, Licensee shall pay to Licensor earned royalties in an amount that is the greater of $40,000 ("Year 3+ Bi-Annual Minimum") or two percent (2%) of the Net Sales of Licensed Products sold by Licensee or its sublicensees (Net Sales Royalty").

     (f) The first bi-annual period (beginning of Year 1) of this Agreement shall commence on the earlier of January 1, 2002 or the first day of the calendar month in which the first commercial sale of Licensed Products by Licensee or its sub licensees occurs.

     (g) Royalty payments shall be due on or before the forty-fifth (45th) day following the end of each bi-annual period of this Agreement in which the applicable sales of Licensed Products occurred, time being of the essence.

     (h) Licensee shall submit to Licensor with every remittance of royalty payment hereunder a report stating the total value of all Net Sales of Licensed Products made during the preceding bi-annual period and the amount of royalty payment due. Licensee shall maintain adequate books of account on which to base said report and royalty payment during the Term and for a period of two (2) years following termination or expiration of this Agreement.

     (i) Licensee, upon reasonable notice by Licensor to Licensee and during normal business hours, shall allow an independent auditor to examine the books and records to determine the accuracy of the royalty payments. If there is a five percent (5%) or more shortage in royalty payments, Licensee shall bear the cost of that portion of the audit in which the discrepancy is found, else the cost of any audit shall be borne by Licensor

5.   OWNERSHIP OF RIGHTS

     (a) It is understood and agreed that, as between Licensor and Licensee, Licensor is the sole and exclusive owner of all right, title and interest in and to the Know-How.

     (b) Nothing contained in this Agreement shall be construed as a sale, assignment or other transfer to Licensee of any right, title or interest in and to the Know-How, it being understood that all right, title and interest relating thereto are expressly retained by Licensor except for the rights being licensed hereunder.

6.   REPRESENTATIONS, WARRANTIES

     (a) Licensor represents and warrants that, as of the Effective Date, there are no outstanding agreements, assignments or encumbrances inconsistent with any provision of this Agreement and that the execution and delivery of this Agreement by Licensor and the exercise of the rights granted to Licensee under this Agreement have not resulted, do not result, and to the best of Licensor's knowledge, will not foreseeably result in the infringement of any intellectual property rights, including issued patents and published patent applications, of third parties existing as of the Effective Date. Licensor further represents and warrants that it is not aware of any adverse action, including patent infringement suits or asserted patent infringement claims, pertaining to the subject matter of this Agreement as of the Effective Date.

     (b) Licensor represents and warrants that it has no obligations to third parties in conflict with any of the provisions hereof. Licensor shall not assume obligations to third parties in conflict with any of the provisions hereof.

7.   INDEMNIFICATION

     (a) Each Party shall indemnify and hold harmless the other Party from and against all losses, claims, damages, liabilities, demands, proceedings and costs (including reasonable legal costs incident thereto) ("Damages") relating to or arising out of a breach of this Agreement by the indemnifying Party, except to the extent such Damages are the result of or are caused by the negligence of the indemnified Party. Each Party will maintain adequate insurance to cover any such Damages.

     (b) Licensee shall indemnify and hold harmless Licensor from and against all claims

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

of third parties relating to the use of Licensed Products, unless such claims relate to a defect in the Licensed Products which arises or results from defective Coatings, or in the event Section 14 (b) is in effect, unless such claims relate to a defect in the Licensed Products which arises or results from defective Coatings applied properly by Licensee or a third party pursuant to directions then in effect as supplied by Licensor and/or Escrow Agent, or unless a court of competent jurisdiction finds that the Licensor has been grossly negligent and such negligence is proven to be casually connected to the claimed damages by clear and convincing evidence.

     (c) Licensor shall indemnify and hold harmless Licensee from and against all claims of third parties relating to any claim of infringement of the intellectual property rights of such third parties in connection with the manufacture, use or sale of the Coating relative to the Licensed Products.

     (d) These indemnification obligations shall survive the expiration or termination of this Agreement.

8.   MISAPPROPRIATION OF KNOW-HOW

     (a) Each Party shall use reasonable efforts to cooperate in the protection of the Know-How and shall promptly notify the other of any unauthorized use or misappropriation of any Know-How by a third party after such unauthorized use or misappropriation comes to that Party's attention.

     (b) In the event that any such third party unauthorized use or misappropriation of the Know-How relates to the Licensed Products and Licensee reasonably deems such unauthorized use or misappropriation to be harmful to its rights granted hereunder, provided that any unauthorized use or misappropriation shall not be caused by fault, action, or inaction of Licensee, then Licensor, upon notification by Licensee that Licensee is deemed harmed, shall at its sole expense bring or cause to be brought against such third party, a lawsuit, action or proceeding for the unauthorized use or misappropriation of the Know-How. Licensee agrees to use reasonable efforts to assist in any such lawsuit, action or proceeding brought by Licensor. Licensor agrees to join Licensee as a party in any such lawsuit, action or proceeding upon the request of Licensee. Licensor shall not enter into any settlements that would effect any of Licensee's licensed rights or royalty obligations without the prior written consent of Licensee.

     (c) Licensee may, in its sole discretion and at its sole expense, bring or cause to be brought against such third party, a lawsuit, action, or proceeding for unauthorized use or misappropriation of any Know-How in connection with the Licensed Products. Licensee shall have the right to effect settlements in any such lawsuit, action or proceeding. Although this Agreement contemplates that Licensee shall have the right to bring such a lawsuit, action or proceeding in Licensee's own name, provided that any unauthorized use or misappropriation shall not be caused by fault, action, or inaction of Licensee, Licensor agrees to to take all steps necessary including joining any such lawsuit, action or proceeding as a party or executing a limited field assignment of the Know-How if necessary for standing. Licensor agrees to use reasonable efforts to assist in any such lawsuit, action or proceeding brought by Licensee. Licensor agrees not to take any action or position, in relation to any such lawsuit, action or proceeding, which is adverse to Licensee's interests under this Agreement.

     (d) In the event Licensor brings a lawsuit, action or proceeding pursuant to Section 8(b) and Licensee is not joined as a party, then any monetary damages recovered by Licensor shall belong to Licensor; provided, however, that to the extent Licensor receives such monetary damages Licensor shall reimburse Licensee for any reasonable out-of-pocket expenses (not in excess of the amount of such damages recovered) incurred by Licensee in assisting Licensor in accordance with
Section 8(b). Any monetary damages recovered by Licensee in accordance with
Section 8(c) shall belong to Licensee, provided, however, that to the extent Licensee receives such monetary damages Licensee shall reimburse Licensor for any reasonable out-of-pocket expenses (not in excess of the amount of such damages recovered) incurred by Licensor in assisting Licensee in accordance with
Section 8(c). In the event both Licensor and Licensee are parties to any lawsuit, action or proceeding for unauthorized use or misappropriation of the Know-How, any monetary damages recovered shall be distributed as follows: costs and expenses of each party, with the party instituting the lawsuit, action or proceeding being reimbursed first; royalties owed to Licensor by Licensee in order to bring Licensor to the level otherwise paid by Licensee as an exclusive licensee; royalties owed to Licensor from the infringing sales, which shall be paid at the rate set forth in Section 4(c), (d) and/or (e); and any remainder to Licensee.

     (e) In the event any such lawsuit, action or proceeding is brought or caused to be brought against a third party for unauthorized use or misappropriation of the Know-How, whether such lawsuit, action or proceeding is brought pursuant to Section 8(b) or 8(c), the royalties due to Licensor by Licensee under Section 4(c), (d) and/or (e) shall be reduced by one-half, until the lawsuit, action or proceeding is concluded or otherwise terminated. Such a reduction shall be deemed superior expenses to be repaid through any damages awarded.

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

9.   ASSIGNABILITY

     (a) Except as provided in Section 2(b), neither Party shall assign, transfer or otherwise dispose of this Agreement in whole or in part, or any of its obligations hereunder, to a third party without the prior written consent of the other Party.

     (b) Notwithstanding the above, Licensee may, without the consent of Licensor, (i) assign or transfer all or part of its rights under this Agreement to an Affiliate, or (ii) in the event of a sale by Licensee of all or substantially all of the assets of the business related to Licensee's manufacture and sale of any Licensed Product, assign or transfer to the purchaser of such assets rights under this Agreement to use the Know-How in connection with the manufacture, use distribution and sale of such Licensed Product; provided that in each such case the assignee or transferee agrees in writing to be bound by all the terms of this Agreement. Where any assignment is made without the consent of the other Party or is made without assigning all or substantially all of the assets of the business related to Licensee's manufacture and sale of any Licensed Product, such assignment shall not relieve the assignor of any of its obligations under this Agreement.

10.  BREACH AND TERMINATION

     The following termination rights are in addition to termination rights provided elsewhere in this Agreement:

     (a) If either Party hereto is in material breach of any of the material terms and conditions of this Agreement and fails to cure the breach within sixty
(60) days after the date of receipt of written notice from the other Party advising it of the nature of such breach, or in the case of a breach that cannot reasonably be expected to be cured within sixty (60) days fails within such time to use its best efforts and proceed with due diligence to cure such breach, the Party not in material breach shall have the right to terminate this Agreement forthwith by written notice to the Party in material breach, provided however if the breach is caused by the non- payment of royalties then the notice and cure periods shall be reduced to fifteen (15) days.

     (b) Either Party hereto shall have the right to terminate this Agreement forthwith by written notice to the other Party in the event that such other Party shall be adjudicated bankrupt, become insolvent, make any assignment for the benefit of its creditors, have its assets placed in the hands of a receiver, file or have filed against it a petition in bankruptcy, or be dissolved or liquidated.


                                       8
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     (c) Licensee may terminate this Agreement by one hundred eighty (180) days prior written notice to Licensor.

     (d) Anything herein to the contrary notwithstanding, in the event of termination of this Agreement, excepting termination by Licensor pursuant to
Section 10(a) or (b) hereof, Licensee may continue to sell any Licensed Products previously manufactured and on hand at the time of receipt of notice of termination for a period of twelve (12) months or until the inventory of such Licensed Products is depleted provided a full accounting of sales and royalties are made and paid.

     (e) In the event that this Agreement is in full force and effect in twenty
(20) years from the Effective Date, the Agreement shall terminate and the Know-How licensed herein shall become fully paid-up and perpetual with no further payment obligations of Licensee.

     (f) Termination of this Agreement pursuant to any of the provisions hereof shall be without prejudice to any rights which either Party may have against the other Party hereto.

     (g) In the event that this Agreement or the exclusive license granted herein terminates for whatever reason, except for termination pursuant to
Section 2(c) or Section 10(e), Licensee shall immediately cease using any and all Know-How acquired from Licensor, subject to Section 14.

11.  RIGHT OF FIRST REFUSAL

     (a) In the event Licensor files an application for a patent in the United States or in any foreign patent office covering the Know-How disclosed (if applicable per Section 14) and licensed to Licensee, and, if any such application matures into a patent ("Patents"), Licensee shall automatically have the option to obtain a worldwide, royalty-bearing, exclusive right and license in and to the Patents in the manufacture, use, distribution and sale of the Licensed Products in the Territory on the same terms and conditions (where applicable), including royalty rates, as negotiated in this Agreement. The Parties recognize that a separate written agreement covering such an exclusive license will be required, with any applicable terms and conditions, including royalty rates, being the same as in this Agreement. The Parties acknowledge that in any such license or agreement with respect to the Patents, no license fees shall be due to Licensor from Licensee.

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

     (b) In the event that Licensee chooses not to exercise its option to obtain a worldwide, royalty-bearing, exclusive right and license in and to the Patents in the manufacture, use, distribution and sale of the Licensed Products, Licensee and Licensor shall negotiate in good faith a worldwide, non-exclusive right and license in and to the Patents in the manufacture, use, distribution and sale of the Licensed Products in the Territory for the duration of the Term of this Agreement.

12.  FUTURE DEVELOPMENTS

     (a) Licensor shall disclose to Licensee (or Escrow Agent as the case may be) and provide Licensee with access to all improvements of the Know-How ("Improvements") relating to the Coating as applicable to the Licensed Products which are invented, developed, or otherwise acquired by Licensor during the Term of this Agreement. Licensee shall automatically have, subject to all the terms and conditions of this Agreement but without additional royalty, the right to an exclusive license to use such Improvements in the Territory, including the right to grant sublicenses.

     (b) In the event Licensor files an application for a patent in the United States or in any foreign patent office covering the Improvements, and, if any such application matures into a patent ("Improvement Patents"), Licensee shall have the option to obtain a worldwide, royalty-bearing, exclusive right and license in and to the Improvement Patents in the manufacture, use, distribution and sale of the Licensed Products in the Territory on the same terms and conditions (where applicable), including royalty rates, as negotiated in this Agreement. The Parties recognize that a separate written agreement covering such an exclusive license will be required, with any applicable terms and conditions, including royalty rates, being the same as in this Agreement. The Parties acknowledge that in any such license or agreement with respect to the Improvement Patents, no license fees shall be due to Licensor from Licensee.

     (c) In the event that Licensee chooses not to exercise its option to obtain a worldwide, royalty-bearing, exclusive right and license in and to the Improvement Patents in the manufacture, use, distribution and sale of the Licensed Products, Licensee and Licensor shall negotiate in good faith a worldwide, non-exclusive right and license in and to the Improvement Patents in the manufacture, use, distribution and sale of the Licensed Products in the Territory. The Parties recognize that a separate written agreement covering such a non-exclusive license will be required.

13.  PRODUCT TESTING AND COMPLIANCE

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     At Licensee's request and cost, Licensor shall aid and assist Licensee in the following:

     (a) Conducting laboratory and clinical evaluations of the Licensed Products coated with the Coating;

     (b) Preparing accurate labeling and advertising for the Licensed Products as those terms are defined in the Federal Food, Drug and Cosmetic Act;

     (c) Securing the approval of any state or federal regulatory agency from which approval may be necessary to commence or continue sales of the Licensed Products, it being understood and agreed to that any such approval obtained with respect to the Licensed Products utilizing the Coating shall be the property of Licensee, it being further understood and agreed to that in the course of assisting Licensee with obtaining such approval, Licensor may be called upon to, and shall, disclose in confidence to such regulatory agency the Know-How; and

     (d) Defending the Licensed Products before any state or federal regulatory agency, which may seek to seize, ban or prevent the introduction of the Licensed Products into commerce.

     It is understood and agreed to by the Parties that the foregoing aid and assistance shall not be financial but shall be given by way of review of protocols, materials and data, personal consultations, preparation of written statements and oral testimony, and Licensee shall have the sole and exclusive right to use or disclose any information and data applicable to the Licensed Products resulting from such aid and assistance. Licensee shall reimburse Licensor for all reasonable out-of-pocket expenses, which Licensor may incur by reason of the foregoing. Notwithstanding anything herein to the contrary, Licensee shall have the responsibility for obtaining any required FDA approval for the marketing of the Licensed Products. Licensor shall have exclusive rights to any and all information and data provided and/or generated by Licensor in rendering such aid as such information and data pertain to all other products and processes except Licensed Products.

14.  ESCROW / COATING SUPPLY

     (a) Within thirty (30) days from the Effective Date, Licensor shall send to a third party mutually agreed upon by the Parties ("Escrow Agent'), for placement in escrow a written statement, together with copies of relevant lab notebook pages, reflecting the composition of the Coating, the manufacturing methods thereof, and the coating techniques as they relate to the Licensed Products ("Documentation"). Every six (6) months thereafter, Licensor shall send to

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the Escrow Agent any updates with respect to the Documentation and if none, a statement confirming that no updates have occurred. The Escrow Agent shall notify Licensee that such updates or statement has been received. The Documentation shall be of sufficient detail to provide for the manufacture of a coating comparable in quality and performance to the Coating licensed under this Agreement and shall also provide for coating techniques comparable to those employed by Licensor. The Escrow Agent shall hold all of the Documentation in confidence, except that, in the event Licensor is unable to supply Licensee with the Coating pursuant to Section 14(b) below, Licensor agrees to waive the obligation of confidence of the Escrow Agent as to Licensee with respect to the Documentation. In any such event of termination by Licensee, the Escrow Agent shall, upon receipt of a written request from Licensee, deliver the originals and all copies of the Documentation to Licensee for use by Licensee or a third party selected by Licensee in connection with the rights and licenses granted to Licensee hereunder.

     b) In the event this Agreement is terminated by Licensee pursuant to
Section 10(a) or (b) or is terminated by Licensee pursuant to Section 11 of the Coating Services Agreement, Licensor shall use its best efforts to supply Licensee with the Coating at $_____ per gallon in minimum 55 gallon quantities ordered by Licensee on non-cancelable purchase orders and on terms that are no more burdensome then the terms of this Agreement. Licensor may raise this price no more than once per contract year limited to the same percentage increase as the Cost of Living Indicator for Northern New Jersey ("COL"), provided however, if raw material prices are increased by suppliers to Licensor greater than said COL, Licensor may pass on the greater costs over the COL to Licensee. This
Section 14(b) is subject to the Coating meeting Licensor's manufacturing and quality assurance specifications _________________________ Further, Section 14(b) shall not apply if Licensor is unable to supply Licensee within 60 days of termination by Licensee.

     (c) In the event Licensor is unable to supply Licensee with the Coating pursuant to Section 14(b) but subsequently offers to supply the Coating to Licensee, Licensee shall then order the Coating from Licensor, provided Licensor notifies Licensee in writing of said offer at least two (2) years in advance of the date of supply and further provided Licensor agrees to reimburse Licensee for any non-amortized equipment costs and expenses. . This Section 14(c) is subject to the Coating meeting Licensor's manufacturing and quality assurance specifications therefor, as set forth _______________________________________

     (d) Royalties for sales under Section 14(a), (b) or (c) shall be paid pursuant to the terms set forth in Section 4(c), (d) or (e). Any costs in excess of what would have been paid by Licensee to Licensor which are incurred by Licensee as a result of Licensor's inability to supply

Licensee with the Coating will be deducted from future royalty payments owed to Licensor under the terms of this Agreement.

15.  CONFIDENTIAL INFORMATION

     Licensor and Licensee agree to use reasonable efforts to maintain in strict confidence, and not to disclose to others, any technical or financial information they obtain from each other pursuant to this Agreement relating to the manufacture, distribution and sale of the Licensed Products (hereinafter "Confidential Information"). Information disclosed by either Party shall not be Confidential Information to the extent that such information (a) is available to members of the public or becomes publicly available through no unauthorized act of the receiving Party, (b) is subsequently given to the receiving Party by a third party having a right to do so, or (c) is independently developed by employees of the receiving Party, as evidenced by written documents in its possession. Each Party's obligation not to disclose the Confidential Information shall run for a period of three (3) years from the termination or expiration of this Agreement. Such obligation of confidentiality shall not apply to the extent that either Party is required to disclose such Confidential Information to the government or makes use of such Confidential Information in any dispute with the other Party over the terms or performance of this Agreement in any court of law or equity and then only under a protective order of the court.

16.  NO JOINT VENTURE

     Nothing herein contained shall be construed to place the Parties in the relationship of partners or joint venturers, and neither Licensee nor Licensor shall become bound by any representation, act or omission of the other.

17.  WAIVERS

     None of the terms of this Agreement can be waived or modified except by an express agreement in writing signed by all the Parties hereto. There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement, which represents the entire understanding of the Parties. The failure of any Party to enforce, or the delay by any Party in enforcing, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification thereof and any Party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all such rights.

18.  SEVERABILITY

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     In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

19.  INTEGRATION

     This Agreement represents the entire understanding between the Parties hereto with respect to the subject matter hereof and this Agreement supersedes all previous representations, understandings or agreements, oral or written, between the Parties with respect to the subject matter hereof and cannot be modified except by a written instrument signed by the Parties hereto.

20.  NON ANALYSIS

     Licensee agrees it will not analyze or reverse engineer the Coating, except in accordance with Sections 2(c), 10(g) and 14(b).

21.  PUBLICITY

     No press release, advertising, promotional statements (either oral or written) in connection with the existence, substance or details of this Agreement or the contractual arrangements relating to the subject matter of this Agreement, shall be made by Licensor unless required by Law without the prior written approval of the Licensee, which approval shall not be unreasonably withheld.

22.  NOTICES

     Any notice or other communication required or permitted to be given by the Parties hereto shall be mailed by registered or certified United States mail, postage prepaid, and addressed as follows:

                  If to Licensor:
                  Hydromer, Inc.
                  35 Industrial Parkway
                  Branchburg, New Jersey
                  Attention: Vice President and General Counsel

                  If to Licensee:
                  Tyco Healthcare Group LP
                  15 Hampshire Street
                  Mansfield, Massachusetts 02048
                  Attention:  Vice President - Intellectual Property

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

     Notices or other communications mailed as herein provided shall be deemed to have been given when received or when an attempt to deliver same was made as evidenced by a duly executed return receipt.

23.  CAPTIONS

     The captions used in connection with the paragraphs and subparagraphs of this Agreement are inserted only for purpose of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.

24.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of New Jersey, without regard to the conflicts of law principles thereof.

     IN WITNESS WHEREOF, Licensor and Licensee have caused this instrument to be duly executed as of the day and year first above written.


HYDROMER, INC.                                       TYCO HEALTHCARE GROUP LP

By:                                                  By:
   ------------------------                             ------------------------
Name:                                                Name:
     ----------------------                               ----------------------
Title:                                               Title:
      ---------------------                                ---------------------



Exhibit A     Exclusions of Licensed Products


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